Exhibit 99.1
IEC Completes the Acquisition of Val-U-Tech; Announces M&T Bank Financing

NEWARK, N.Y. -- IEC Electronics Corp. (IECE.OB) announced it has completed the acquisition of Val-U-Tech Corp., a privately held manufacturer of wire harness assemblies located in Victor, N.Y. for approximately $10 million.

For the period ending December 31, 2007, Val-U-Tech had revenue of $11.0 million and expects that its revenue for the six months ending June 30, 2008 will be approximately $6.9 million as compared to $4.4 million for the six months ending June 30, 2007.

IEC financed the transaction with a credit facility from M&T Bank, seller notes and issuance of stock. IEC fixed approximately $7.2 million of the purchase price at a weighted average interest rate of 5.1% for five years. The balance of the purchase price came from the issuance of 500,000 shares of IEC stock and a draw on IEC’s working capital line.

M&T Bank has provided a $1.5 million equipment line of credit and is supporting IEC’s working capital requirements with a $9.0 million revolving credit line at LIBOR rates. This M&T credit facility replaces the Company’s former financing through Keltic Financial Services LLC.

W. Barry Gilbert, Chairman of the Board and CEO, stated “We are pleased to finalize this purchase as we continue to build our company. Val-U-Tech has been very successful in growing both its sales and earnings at double digit rates for the last few years. Val-U-Tech serves customers in the military, medical and industrial markets, identical to those of IEC. The acquisition leverages the existing customer base of both companies and presents opportunities to cross sell both wire harnesses and board assemblies to future customers. Some of IEC’s customers have anticipated cable harness projects to be awarded over the next year. With Val-U-Tech’s management team and IEC’s support we are reasonably confident of winning our share of these programs. This acquisition should significantly contribute to our earnings, and will enable us to utilize our substantial tax loss carryforward.”

Mr. Mike Brudek and Mr. Nick Vaseliv, the co-owners of Val-U-Tech, will both remain with the Company. Mr. Brudek will become President of the Val-U-Tech subsidiary and Mr. Vaseliv will focus on business development activities for Val-U-Tech’s existing customers, and, in addition, will work closely with Jeff Schlarbaum, Executive Vice President and President of IEC’s Contract Manufacturing to support IEC’s existing customers currently having cable harness needs.

As a full service EMS provider IEC is, AS9100 and ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard, the Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired business and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.